Exhibit 99.1

Press Release

For Immediate Release

Contact:	Christopher D. Myers
President and CEO (909) 980-4030

Linn Wiley Announces Retirement as Chairman of CVB Financial Corp.; Raymond V. O’Brien III Appointed as Successor

Ontario, Calif. – November 10, 2014. CVB Financial Corp. (NASDAQ: CVBF) and its principal subsidiary, Citizens Business Bank (together, the “Company”), announced today that D. Linn Wiley has decided to retire as Chairman of the Board and as a member of the Board of Directors, effective December 31, 2014. Mr. Wiley will remain Chairman for the remainder of 2014 and preside at the Board’s next two meetings, in November and December.

The Company also announced that the Board of Directors has elected Raymond V. O’Brien III as Chairman of the Board. Mr. O’Brien will assume this role on January 1, 2015, immediately following the retirement of Mr. Wiley. George A. Borba, Jr., elected to the Board in 2012, will continue to serve the Company in his role as Vice-Chairman of the Board.

Mr. Wiley served as President and CEO of the Company from 1991 to 2006, as Vice-Chairman of the Board from 2006 to 2013, and as Chairman of the Board thereafter following the retirement of Ronald O. Kruse earlier this year.

“Linn Wiley has been instrumental to the growth and success of our Company for the past twenty-three years and has been a pillar of the California banking industry for five decades” stated Christopher D. Myers, the Company’s President and CEO. “We wish him well in his retirement and deeply appreciate the many years of leadership and support he has provided our organization.”

Mr. Myers continued: “We are fortunate that Ray O’Brien has agreed to assume the role of Chairman of the Board. Ray has served on our Board since 2012 and was elected Vice-Chairman earlier this year. Ray is a former banker at Chase Manhattan Bank and 1st Business Bank and was a director of American Business Bank (OTCBB: AMBZ) for fourteen years.”

Mr. O’Brien is currently the CEO and owner of Cal Plate, Inc. based in Artesia, California, one of the largest prepress/plate manufacturers operating on the west coast. He earned his B.B.A. from the University of Notre Dame in 1979 and resides in the greater Los Angeles area.

“We expect a smooth transition between Linn and Ray and are thankful to have such a deep bench of industry and management expertise on our Board,” concluded Mr. Myers.

Corporate Overview

CVB Financial Corp. is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire region of Southern California with assets of approximately $7.4 billion. Citizens Business Bank serves 42 cities with 40 Business Financial Centers, six Commercial Banking Centers, and three trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, and the Central Valley areas of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF.” For investor information on CVB Financial Corp., please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.